EXHIBIT 99.1



Contact:  Robert F. Laverty                       John Elicker
          Corporate Affairs                       Investor Relations
          (609) 252-5732                          (212) 546-3775
          bob.laverty@bms.com                     john.elicker@bms.com

                                                  Susan Walser
                                                  Investor Relations
                                                  (212) 546-4631
                                                  susan.walser@bms.com


          BRISTOL-MYERS SQUIBB COMPANY ANNOUNCES THE EXPECTED TIMING
                    FOR FILING ITS THIRD QUARTER 2002 10-Q


NEW YORK, N.Y. (November 15, 2002) -- Bristol-Myers Squibb Company (NYSE:BMY) today announced that it expects to file its third quarter 2002 10-Q in February 2003. The company previously announced that there will be a delay in filing the company's third quarter 2002 10-Q due to the expected restatement of the company's sales and earnings. The restatement relates to the prior periods that were affected, primarily in 2000, 2001 and the first two quarters of 2002, by the company's previously disclosed U.S. wholesaler inventory buildup situation. The company expects that there will be no delay in filing of its 2002 10-K, which is due on March 31, 2003, and that it will amend earlier filings at approximately the same time as it files its third quarter 2002 10-Q and, in any event, prior to filing its 2002 10-K.

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This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company's financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as "expect," and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors

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include, among other things, changes to wholesaler inventory levels, the results of the planned financial statement restatement process and the audit of such restated financial statements and the impact and result of any litigation or governmental investigations related to the financial statement restatement process. For further details and a discussion of these and other risks and uncertainties, see the company's Securities and Exchange Commission filings. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.